Exhibit 99.1

Fresh Vine Wine, Inc. Announces Pricing of Initial Public Offering

December 13, 2021

MINNEAPOLIS—Fresh Vine Wine, Inc. (NYSE American: VINE) today announced the pricing of its initial public offering of 2,200,000 shares of its common stock at a public offering price of $10.00 per share, before deducting underwriting discounts and commissions and other offering expenses payable. All of the shares are being offered by Fresh Vine Wine, Inc. In addition, the underwriters have been granted a 45-day option to purchase up to an additional 330,000 shares of common stock from Fresh Vine Wine, Inc. at the initial public offering price. The shares are expected to begin trading on the NYSE American on December 14, 2021 under the ticker symbol “VINE,” and the offering is expected to close on December 16, 2021, subject to the satisfaction of customary closing conditions. Fresh Vine Wine, Inc. co-owners Julianne Hough and Nina Dobrev, together with newly appointed Chief Executive Offering Janelle Anderson, are scheduled to be at the NYSE to ring the closing bell on December 16, 2021.

The Oak Ridge Financial Services Group, Inc. is acting as lead book-running manager and as representative for the proposed offering, with Boustead Securities, LLC serving as co-manager.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 13, 2021. The offering is being made only by means of a prospectus. Copies of the preliminary prospectus may be obtained from The Oak Ridge Financial Services Group, Inc. at 701 Xenia Avenue South, Suite 100 Golden Valley, MN 55416, by calling Jake Newsom at (763) 923-2278 or by emailing JNewsom@oakridgefinancial.com, or from Boustead Securities, LLC at 6 Venture, Suite 395, Irvine, CA 92618, by calling Brinson Lingenfelter at (949) 375-6879 or by emailing Brinson@boustead1828.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. is a premier producer of low carb, low calorie premium wines in the United States that positions its wines in the “better for you” segment which seeks to appeal to consumers’ emphasis on a healthy lifestyle. Fresh Vine Wine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, and Rosé.

Contact: freshvinewine@jonesworks.com

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